UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
S1 Corporation

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a transcript of a conference call held by management of S1 Corporation and Fundtech Ltd. on Monday, June 27, 2011 at 8:30 a.m. (Eastern).

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

S1 CORPORATION
Moderator: Brandi Piacente
June 27, 2011
8:30 a.m. ET

Operator:	Good morning. My name is (Christy), and I will be your conference operator today. At this time I would like to welcome everyone to the S1 Corporation and Fundtech agreement to merge conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during that time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

I will now turn the conference over to Brandi Piacente who will read the forward-looking statements.

Brandi Piacente:	Good morning, everyone. Before we begin, I would like to make sure that you have the slides available since we will be referring to them in our remarks today. These slides are available in the investor relations section of S1’s web site at www.s1.com under the about S1 tab.

I’d also like to remind you, that on today’s call, we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements regarding the expected completion of the transactions, our expected revenues, our market and growth opportunities, the amount of anticipated cost synergies, and other benefits associated with the proposed transaction and other statements that are not historical facts.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

These forward-looking statements are based on currently available data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made, and are subject to risks and uncertainties.

We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any forward results, performance, or achievements expressed or implied by such forward-looking statements.

The risk factors included in S1 and Fundtech reports filed with the Securities and Exchange Commission provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from those contained in our projections or forward-looking statements except as may be required by law.

S1 and Fundtech do not undertake any obligation to publically update or revise any forward-looking statements because of new information, future events, or otherwise.

With us today are Johann Dreyer, S1’s CEO and Reuven BenMenachem, Fundtech’s CEO. Also with us are Paul Parrish, CFO of S1, and Yoram Bibring, CFO of Fundtech.

Now, I would like to hand the call over to Reuven who will introduce the transaction. Reuven?

Reuven BenMenachem:	Thank you, (Brandi). Good morning, everyone. And thank you all for joining us this morning. This morning, we are announcing a very important event for Fundtech S1, and the financial technology market. A merger of (sequels) of S1 and Fundtech.

I believe that the combination of the two companies will transform the production (banking) landscape. Together we will offer an (unparliance) set of end-to-end solutions both in terms of (debt) as well as quality.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

As I worked with Johann on this transaction, I found him and S1 to have similar culture to the Fundtech culture. A culture of innovation and total commitment to customer care. I believe that the integration of the two companies will be a successful one. And that the new company will quickly become the world leading company in payments and transaction (banking).

Moving to the slide number four in the transaction overview. The transaction is (thoughtful) stock merger in which S1 under its new name, Fundtech Corporation will be the surviving company. The shareholders of Fundtech will receive shares of S1 using a ratio of 2.72. Shares of S1 — shares of S1 for every one share of one share of Fundtech.

This means that on the closing day, the Fundtech shareholders will own 45 percent of S1. While the current shareholders of S1 will own 55 percent of the merged company.

In terms of the board composition, we will have eight board members, which will include Johann, myself, (Joan Speegle), S1 (inaudible) Chairman, and (inaudible) S1 (inaudible) Chairman.

In addition, Fundtech will name additional two directors and will S1. So overall we will have four directors representing each company. Johann and I have agreed to run the company together. As Executive Chairman of the Board, I will preside over the board of directors, and also in my (inaudible) capacity have operations responsibility for the (information) side of the business.

Johann will be the CEO of the company, and will have primarily operations responsibility for U.S. business. Johann and I will work together on all strategic issues.

Johann and I have known each other for many years. And we believe that we will work really well together to enhance shareholders value.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

Executive team will be comprised of four members from each company. Yoram Bibring will be the CFO of the company, and the other executive’s name in the presentation will run different of operations of the business.

The company will be headquartered in Atlanta, Georgia in S1 current headquarters. We expect this production to close in the fourth quarter. The closing is subject to approval of the shareholders of both companies as well as various regulatory approvals.

And with that, I will hand you over to Johann?

Johann Dreyer:	Thank you, Reuven. Before I walk you through the rest of the slides, welcome from my side. Thank you for joining the call here this morning. We are very excited about the opportunity that affords it. And before I start with the slides, just a few words from my side at a more personal level.

Over the last several years, we have watched Fundtech moving from a very innovative startup to a global company. Having been in this industry for many years, I have been very impressed with their professional conduct of the employees, and the respect that they treated their customers with.

I know that they have been (courted) over the last several years by a variety of different companies. But they remained fiercely independent. At this point, I am very excited about the combined entity and what that means to all our customer, all our employees, and to our shareholders. So from my side, Reuven, this is very exciting for us to be able to partner with you.

Reuven BenMenachem:	(Here here).

Johann Dreyer:	Moving on to slide five, the value proposition. So if we look at the value proposition of the combined entity, it really falls into three categories. Firstly, I believe it creates a compelling leadership position in the transaction banking industry. Secondly, it establishes a larger platform for accelerated growth and profitability. And lastly, it enhances our global reach, and it leverages the global strengths of each of our companies.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

Let me start off on (this illusion) set, and why we believe that this creates a compelling leadership position in the transaction — the transaction banking industry. And just for the record, we define transaction banking as payments, cash management, and trade solutions.

By combining these two companies, we will create a best of breed suite of payment products. Fundtech brings to the table wholesale payments. S1 brings to the table (Card) payments. So we will have a payment suite the covers every single type of payment transaction from payment (contracted) by consumers with their plastic cards, right through to high value wire transfers performed by large corporations.

Secondly, by combining the companies we will create a true best of breed end-to-end cash management solution by combining S1’s leading cash management front end with Fundtech’s leading payments engine at the backend. I believe that it will provide a solution at the cash management level that is unparalleled in the industry.

And thirdly, by combining Fundtech’s electronic invoicing and financial supply chain, with S1’s trade finance product, we again will create a compelling trade solution. So really hitting all three legs of transaction banking. Payments, case management, and trade provides for a very comprehensive solution set that we will bring to the market.

Both companies have a very innovative approach. Both companies are well known in the industry for their innovative use of technology, strong product focus, strong engineering focus, strong innovation. But the innovation of both companies is not only limited towards technology. It also has a very strong culture of business innovation.

And bringing the companies together, we believe will work extremely well since both companies have a very strong customer centric culture, and is highly — and has a (better) high reputation in the marketplace.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

Moving on to the platform that this creates, obviously by combining the two companies we create a different level of scale. And we have a complimentary product set that will service the needs of customers across the globe.

By combining the companies, we are introducing to each other very high profile company customers that will provide significant cross-sell opportunities. And obviously, the combined platform provides the scale and balance sheet to grow this company, and deploy our cash very, very effectively.

And then obviously there is significant opportunities for expense (synergies) as well as margin expansion. Moving on towards global presence, both parties play currently as global companies. But we have strengths in different regions. For example S1 has strength in Latin American and Africa. Areas that Fundtech is not currently playing in.

Whereas Fundtech has commercial strength in India and in Western Europe where S1 might not be that strong. So by combining these two entities, we can effectively increase the debt in the markets that we currently serve, as well as increase the width of the markets that we can reach.

By combining the two companies, we will have a company that generated in 2010, 61 percent of its revenues from the U.S. and (59 percent) of its revenues outside of the U.S. However, moving forward, we expect the international portion of this company to be larger than the (59 percent) and probably in the low to mid 40 percent.

Moving on to slide six, I would like to talk about each one of these points that I mentioned on the previous slide. The compelling leadership position and transaction banking industry, the accelerated growth platform, as well as the global presence on separate slides.

So let me look at the platform and solution set that we are creating by combining these two entities. If we look at the whole transaction-banking suite, and we divide it into payments and electronic banking software, and we

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

start off on the payment side, Fundtech brings to the table what we call wholesale payments. High value payments such as wires, low value payments such as ACH transactions, financial messaging by the (swift) network, Real Time growth settlement systems. Foreign Exchange and payment services aps.

We bring to the table in the name of S1 car payments, ATM driving, the retail payments, card management, merchant inquiry. And as you can see, by combining those assets, we are providing a full suite of products in the payment side.

Moving on towards electronic banking, there Fundtech brings to the table financial supply chain on the trade side. And then we have an overlap on cash management. Both on the what we term business banking over the internet as well as corporate cash management over the internet.

And that is the overlap between the two companies. And we will work together to define the next generation of cash management software by taking the best of the assets of both companies, and combine that into a product that we believe will be unparalleled in the industry.

And if you add to that S1’s expertise and assets that it brings to the table in terms of retail consumer internet banking, mobile banking, voice banking, trade finance and branch, I believe you create an entity that covers every single electronic banking channel out there and does it in a way that is truly best of breed.

Moving on to slide seven, this company, and the combined entities has a historical record of out-pacing the growth in the financial technology industry. From the left-hand graph, you can see that if we combine Fundtech’s growth since 2006 to the growth of S1, stripping out our custom projects that we have defined in the past, the combined companies shows compound annual growth of more than 10 percent. Which is significantly higher over that period than any of — with the median of that market, which is significantly lower.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

But what is of key interest is, if you look at the first quarter of this year, compared to the first quarter of last year. The combined revenues of the company’s increased by 19.4 percent. Which we believe is a very, very strong indication of the growth potential of this company going forward.

So we are very, very excited about the platform that this creates for strong growth going forward.

On to slide eight, I think one of the biggest assets that both companies have is the customers. On that slide, we have shown you some of the customers that we have. Not a comprehensive list. On the left-hand side, S1 with the very large world top 10 institutions like JP Morgan Chase and so forth. On the right-hand side Fundtech with its key customers. And then in the middle you will see shared customers such as Bank of American, Bank of Tokyo Mitsubishi, BBVA, and so forth.

So two companies that have sold to some of the world’s largest organization in the financial industry. Combined, the company will have more than 4,000 customers. We will have 15 of the top 20 banks worldwide. We will have the top 10 banks in the U.S. Fifty-three banks in Latin America. Four of the world’s top 10 brands. Six of the top 10 retailers in the U.K. Two of the world’s largest ATM networks. Thirteen of the 15 (inaudible) banks in Africa.

So a wide geographical spread of companies. But also some of the world’s largest companies. And this obviously provides a platform for us to cross-sell our respective products in, and we are very, very excited about that opportunity.

Moving on to slide nine. I spoke about increasing the depth of our global reach. We have a few territories where we overlap, such as the U.S. where we both have a pretty strong presence. And obviously that creates significantly more debt in that market.

But then we have areas, as you can see, from the chart where we do not really overlap. Latin America and Africa, S1 brings to the table. And that provides

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

a platform for Fundtech to sell their products into those markets. We are very excited about the opportunity for example. This (allows) us to sell our core payment solution into the Indian market where Fundtech has a very strong presence. And then in the Western European market, where Fundtech also has a very strong presence.

So I think by combining these companies, we create a great reach of our products to be a truly global player.

Now, what is quite interesting about this, if you look at the employee spread of a company, 36 percent of employees in American, 24 percent of employees in (Amia), 50 percent of employees in Asia-Pacific. This is a truly global company. It’s not a company that is predominantly in territory, and then exports their product to the rest of the world.

This is a truly global company that not only extends its global reach into all the different markets, but also have people on the ground that create — gives this global company a local face to those markets. So very excited about the combination and the staffing profile, and how that translates to the globe.

Let me finish off with the financial highlights. So firstly, there is an enhanced financial position. This company is getting significantly closer to the $400 million mark in terms of revenue. If we take the combined company, and we strip out our custom projects, we’re above $370 million in revenues, proforma revenues for 2011. We have diversified revenue from retailers to large financial institutions to corporations across multiple complimentary business segments.

We generated strong cash flow from operations. If you take the two companies in 2010, combine between the (color) two companies, we generated $59 million in cash. A very, very strong cash flow. And we expect that to continue. This transaction, we expect to be accretive to S1’s 2012 non-GAAP earnings per share. This transaction eliminates Fundtech’s low liquidity penalty. And we are very excited about the opportunity that that provides us.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

We believe that we will have annualized pretax cost savings of approximately $12 million by the end of next year. And this annual run rate of cost savings will be fully realizable in 2013. And then obviously Johann Dreyer: we have highlighted the cross-sell opportunities to accelerate revenue growth.

From a balance sheet perspective, this is going to be a great combination. Companies have no debt. No debt. And yet we will start this transaction if we combine the cash balances and cash equivalents at the end of March of this year, 143 million in cash.

So a cash flush company that will generate cash on an annual basis. Profitable. Growing. And that will obviously put us in a position to deploy our cash wisely. Both companies have had a record of not sitting on their cash by using it. Either by doing of small acquisitions, or buying back stock, or in the case of Fundtech this year, declaring a dividend.

So we will — we will — we will use those mechanisms when we deploy our cash. We will not sit on our cash. Before I hand over to Reuven to summarize, just from my side, I am very excited about the opportunity. I think this places the combined entity into a compelling focused position in this marketplace.

We will no longer be viewed as a company that just sells a wide portfolio of financial technology products. But we will be viewed as the world’s leader in terms of transaction banking. I believe this transaction is good for our customers. I believe this transaction is good for our employees. And I believe that this transaction is very good for our shareholders.

And with that, I would like to hand over to Reuven to summarize. Reuven?

Reuven BenMenachem:	Thank you, Johann. Moving to the summary slide, which is slide number 11. This transaction trade and industry leader in the payments and transaction banking space. The combined company will have a global

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

footprint with over 4,000 customers that will allow it to cross-sell its end-to-end product set.

As a bigger company and as the major force in the industry, the company will be able to enhance its relationship with its customers and partners into the (same) level of these institutions. In addition, I believe that this transaction will create substantial long-term value to the shareholders of both companies.

I believe that our revenue synergies will help us continue our or (fast) to good goals. And I expect to see meaningful cost synergies as well.

Just another person (inaudible) before I hand you over to the operator. As you may know, I founded Fundtech (18) years ago, and I have seen it grow into the successful company that it is today. I see this transaction as one that will propel Fundtech to the next level. And I know that Johann feels the same way about S1. I believe that both of us are right, and I am very excited about this beginning of a new era for all of us.

I will now hand you over to the operator for the Q&A portion of this call. Operator?

Operator:	At this time, I would like to remind everyone, in order to ask a question please press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (John Craft) of (DA Davidson).

(John Craft):	Good morning and congratulations to all of you.

Johann Dreyer:	Thank you.

Reuven BenMenachem:	Thank you, (John). How are you doing on that side?

(John Craft):	I am doing OK. Hey, just a few housekeeping questions. It’s not a particularly high valuation for Fundtech. Can you make us comfortable that

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

other potential bidders out there as you mentioned, they have been approached a bunch, that they have been approached this time?

Reuven BenMenachem:	Yes. We see it as a strategic transaction as a merger of equals. And that’s the reason why you don’t see the premium on the transaction. Both companies are getting together to create an industry leader. So the focus here wasn’t the strategic value of the transaction and the long-term value of our shareholder. So that has been the focus.

Our board of directors have decided to support this transaction. And to probably bring it to closure. So I don’t see right now, a different situation.

(John Craft): OK.	I guess how about any sort of termination fees if something happens? I didn’t see that listed. Or callers, for that matter.

Reuven BenMenachem:	Yes.

Johann Dreyer:	(John), just to respond to that, the details of the transaction will be filed — will be filed in the proxy and you know in the merger agreement as well.

(John Craft):	Is that something you expect to file relatively soon?

Male:	Yes. Yes.

(John Craft):	OK. And then, I guess next on to the management. I think you said that (Yuram) would be the new CFO. How about some of the other divisional leaders or COO or any of that? Would you care to comment on some of the other names?

Male:	So basically, if you look at the names that (Rubin) mentioned there, the only position where there was a redundancy was in the — in the CFO role, and (Paul) will help us in the first few months after the closing of the deal to merge the two companies. The rest of the management teams stay in tact. I think, with what we anticipate creating here, we will need all hands on deck to make this company grow. So the names that you see in the presentation is

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

really the senior management teams of both (Iswan) and Fundtek as it stands today, and they will all have very active roles in this company going forward.

(John Craft):	OK, and then just lastly, you said that the accretion — or at least, I should say, the savings, the approximately 12 million by the end of 2012, any ballpark onto what might happen during 2012 half of that?

Male:	So over the next few months, both companies will work together to define the execution plan on that. We’ve determined where the synergies are, and we believe we can get the pretty successfully. But we will announce the sequence and the timing of that probably over next 15 months, as soon as we can. But we believe it will probably be a pretty even spread throughout the remaining period to the end of 2012.

(John Craft):	Great. Thanks, guys, and congratulations again.

Male:	Thanks.

Male:	Thanks, (John).

Operator:	Your next question comes from the line of George Sutton of Craig-Hallum Capital.

George Sutton:	Guys, congratulations on the transaction.

Male:	Thanks. Thank you.

George Sutton:	Could — I guess this is a question more for (Yohan). Could you discuss the go-to-market strategy in terms of the overlap there might be with respect to the sales team, how they’ll be deployed, either by geography or product type?

Johann Dreyer:	(George), we are — we are working on the future structure, but what we are seeing is that we will probably follow the model that we followed very successfully in both companies, you know in the case of S1 on the — on the payment side, in the case of Fundtek also with a worldwide payment product, where we have product divisions and solution divisions that effectively feed

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

our markets. And so we will combine our sales forces in North America, in Europe and Asia Pac and so forth, because, obviously, with a product suite that we have available, the basic way to achieve our cross-sales objectives would be for our account executives and senior salespeople to be able to sell whatever the company has in its portfolio.

George Sutton:	OK. One other question with respect to the deals in your pipeline. If I may bank, and I’m in the late stages of signing a deal with you, is there anything unique about the message that you’re giving to me versus what we’re hearing today?

Johann Dreyer:	Well, basically, I think that this transaction will move us from being purely a vendor in this space to be a strategic partner of the bank, because a bank can really come to us and find a full suite of complementary products. So you know part of the reason why both (Rubin) and I — and I found this transaction very attractive is that it actually elevates our position inside this industry and with the bank.

George Sutton:	Got you, OK. And then lastly, from my perspective, I’ve had a few questions from clients already relative to the regulatory process. Can you just give a sense from your perspective how that process may go?

Johann Dreyer:	Obviously, any transaction like this, we have to file for HSR approval within a very short period of time. We don’t anticipate at this point any issue with that. The overlap, again, between the two companies, relatively small. We’re doing this, and not as a cost-saving exercise, but as putting two companies together with strategic growth opportunities.

George Sutton:	Perfect. Congrats, guys.

Operator:	Your next question comes from the line of (Layne Johnson) of Raymond James.

(Layne Johnson):	Hi. Yes, good morning, and congratulations on the announced proposed transaction. This question is for (Rubin). Could you just remind us the

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

breakdown on Fundtek of the percentage of software versus services that Fundtek generates?

(Rubin): Yes.	We have a (inaudible) split as follows. License is pretty much like 15 percent. Services is around — services is around 40 percent, and (inaudible) is around 21 percent.

(Layne Johnson):	OK, and then could you also break down by customer size you know between large, medium and small financial institutions, just ballpark? I’m just trying to get a flavor.

(Rubin):	Yes, we have four very large customers that include Bank of America, HSBC, Citibank and Barclays.

(Layne Johnson):	And what percent do they represent?

(Rubin):	They represent 25 percent (inaudible).

(Layne Johnson):	OK.

(Rubin):	And the remaining of the small and medium-sized banks, banks that are very large regional banks and going down to the small community banks that are being operated to our data centers on.

(Layne Johnson):	And just so I can get a sense of how you bill these customers, are the large, the 25 percent of revenues, are those on some kind of long-term contract, like a five-year contract, a three-year contract? How should we think about those and when do they come up for renewal?

(Rubin):	Yes, these customers are working with us on an annual basis (inaudible) basis. Half of the revenues from these customers are maintenance, which is being reviewed every year, and the rest of services and enhancements that are becoming — that became (inaudible) revenues. So every year we pull in the next (peer) with these four customers, and we have — it gives us visibility for the year after.

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

(Layne Johnson):	And thank you for that. And last question, and I’ll get — jump back in queue here. Just in terms of the technology locations, does that have any bearing on this merger? Are the — are the service sites for hosting and all of that, are those going to be moved and consolidated on a geographical footprint with S1, or how are you guys going to handle that?

(Rubin):	Yes, I think that we don’t have yet the plan for consolidation, but it’s very, very clear that S1 can use our data centers in Europe for their own customers. Right now, S1 doesn’t have data centers in Europe, and how your data center can be used to expand our business into Europe.

(Layne Johnson):	All right. Terrific. Thank you very much.

Operator:	As a reminder, if you would like to ask a question, please press star, then the number one on your telephone keypad. Your next question comes from the line of John Campbell of Stephens Incorporated.

Brett Huff:	Hi. This is Brett Huff from Stephens. Congrats to both of you on a nice deal.

(Rubin):	Thanks, Brett.

Brett Huff:	The one question that I wanted to get a little bit more clarity on, and there’s been a lot of good questions asked already, is if you can just talk a little bit more about the revenue synergies. You were fairly clear about the costs, but (Yohan), you specifically called how this is really more of a how do we grow faster type of merger. Can you — you know can you put a ballpark around it, a goalpost around the kind of revenue growth that we can get? I mean I see S1 independent in the mid-teens, and it looks like you know Fundtek would be mid to high single-digits alone. I mean where do we go from there?

Johann Dreyer:	OK, so we haven’t disclosed a revenue synergy number, Brett, or a revenue percentage going forward, but I’ll give you some indications of how we see this planning out. So for example, let’s take our corporate case management solution. S1 has been very successful over the last year or two in selling that corporate cash management solution into other U.S. and the global markets,

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

but predominantly very strong in the U.S., a very good U.S. product there. However, whenever, we sold this to a bank, that bank needed to get the payments generated by that front and out into the Fed wire or doing the (ACH’ing), et cetera. And in that case, it always had to integrate with a different vendor.

In some of these instances, this vendor was Fundtek. In some of the other instances, it would be either in-house systems or a competitor of Fundtek. We believe that now we can go in with a comprehensive package, where not only we provide the front end, but the backend. So that, to us, is a clear indication of where we could cross-sell.

Secondly, as I called out, we believe that there’s opportunity in the geographic entities, in Latin America and in Africa, for Fundtek’s products. Fundtek recently signed one of the larger African banks that will be deploying their solution in around 13 countries in Africa. Now, we have a significant footprint there, and it’s a very well — very profitable continent for us, and that would — you know we would be able to expand that to our sales force there. And then you know, India, we’re very excited about that. We have a product on the card payment side, which we believe is very applicable to India. This one doesn’t have a good commercial footprint in India. We have a good team in India, but we’ve used India as a research and development center opposed to a business service in the India market. Fundtek has a business there that services the India market that has sold into a significant number of India banks, and we could use them to sell our (inaudible) product.

So we see a variety of areas where we can do the cross-sell, but we haven’t quantified that or given new guidance on that. As we develop our plans over the next several months, we will revisit that and provide clearance around it.

Brett Huff:	OK, that’s helpful. And then just one other question. You’re going to have roughly $140 million, I think you said, in cash at the end of this, assuming it all goes through. You talked a little bit about how both companies have been fairly shareholder friendly. Can you give us a priority, assuming the deal closes, you know what you would do with that money?

S1 CORPORATION
Moderator: Brandi Piacente
06-27-11/8:30 a.m. ET
Confirmation # 79384435

(Rubin):	(Elian) said before, Fundtek and S1 has an history of usage of the cash that is being generated. We probably look into a combination things, where we might consider (inaudible) customer the transaction, and we’ll also be aggressive on the acquisition front. Fundtek has not been aggressive on this front for the last couple of years, but the combination now will probably bring us back to the markets that we’re looking to expand our revenues and market share by acquiring companies in our space.

Brett Huff:	Great. That’s what I needed. Congrats again. I appreciate your time.

(Rubin):	Thank you.

Operator:	There are no further questions at this time. I will now turn the conference back to management for any closing remarks.

(Rubin):	Yes, I would like to thank everyone that joined us this morning, and I hope that you’ll all come to our next conferences.

Thank you very much.

Johann Dreyer:	Thank you, everyone. And goodbye.
END OF TRANSCRIPT

Additional Information and Where to Find It
In connection with the proposed transaction, S1 and Fundtech intend to file relevant materials with the SEC and other governmental or regulatory authorities, including a proxy statement and information statement, respectively. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT S1, FUNDTECH AND THE TRANSACTION. The proxy statement, information statement and certain other relevant materials (when they become available) and any other documents filed by S1 or Fundtech with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com; or (ii) by contacting Fundtech’s Investor Relations at (201) 946-1100 or by accessing Fundtech’s investor relations website at www.fundtech.com. Investors are urged to read the proxy statement and information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.
Participants in the Solicitation
S1, Fundtech and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the transaction. Information about the executive officers and directors of S1 and the number of shares of S1’s common stock beneficially owned by such persons is set forth in the proxy statement for S1’s 2011 Annual Meeting of Stockholders which was filed with the SEC on April 8, 2011. Information about the executive officers and directors of Fundtech and the number of shares of Fundtech’s common stock beneficially owned by such persons is set forth in the annual report on Form 20-F which was filed with the SEC on May 31, 2011. Investors may obtain additional information regarding the direct and indirect interests of S1, Fundtech and their respective executive officers and directors in the transaction by reading the proxy statement and information statement regarding the transaction when they become available.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.